Exhibit 99.1

PRESS RELEASE

ABH (NYSE, TSX)

AbitibiBowater Announces Signing of C$615 Million Agreement in Principle

for the Sale of Interest in Manicouagan Hydroelectric Facility

MONTREAL, CANADA, March 13, 2009 - AbitibiBowater Inc. today announced it has signed a non-binding agreement in principle with Hydro-Québec for the sale of its 60 percent interest in the hydroelectric facility located on the Manicouagan River (the "Facility"), for gross proceeds of C$615 million. Both parties have committed to an expedited timeline, consistent with the Company's comprehensive recapitalization plan also announced today. Due diligence for this transaction is currently under way.

The facility, located in Quebec, Canada, was established in 1949 and has the capacity to generate approximately 335 MW of electricity. AbitibiBowater, through its Abitibi-Consolidated Company of Canada subsidiary, owns a 60 percent interest in the Facility.

"This transaction is a key step in AbitibiBowater's overall plan to ensure greater liquidity and financial flexibility," stated David J. Paterson, President and Chief Executive Officer. "Deleveraging the Company's balance sheet is important to all AbitibiBowater stakeholders."

The non-binding proposal for the sale of AbitibiBowater's 60 percent interest in the Facility is subject to certain terms and conditions, including, but not limited to, satisfactory due diligence, obtaining the required consents and approvals, the execution of definitive agreements (including a long-term power supply agreement for AbitibiBowater's Baie-Comeau, Quebec paper mill) and other customary conditions. No assurances can be provided as to when or if definitive agreements will be executed.

The proposal does not include the sale of the Baie-Comeau mill, nor does it in any way impact other Company hydroelectric facilities. Since last year, significant progress has been made in lowering the Baie-Comeau mill's operating costs and improving its highly competitive cost position. Given this transaction, the Company is committed to undertake new investment opportunities at the site. AbitibiBowater has and will continue to keep workers and local communities informed about the sale of its interest in the Facility as the process advances.

The Company owns additional hydro assets, including an installed share of capacity of 162.5 MW in the province of Quebec.

AbitibiBowater produces a wide range of newsprint, commercial printing papers, market pulp and wood products. It is the eighth largest publicly traded pulp and paper manufacturer in the world. AbitibiBowater owns or operates 24 pulp and paper facilities and 30 wood products facilities located in the United States, Canada, the United Kingdom and South Korea. Marketing its products in more than 90 countries, the Company is also among the world's largest recyclers of old newspapers and magazines, and has third-party certified 100% of its managed woodlands to sustainable forest management standards. AbitibiBowater's shares trade under the stock symbol ABH on both the New York Stock Exchange and the Toronto Stock Exchange.

Contacts

Investors Duane Owens Vice President, Finance 864 282-9488	Media and Others Pierre Choquette Manager, Government Relations and Public Affairs - Québec 514 394-2178 pierre.choquette@abitibibowater.com

Forward-Looking Statements

Statements in this news release that are not reported financial results or other historical information are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. They include, for example, statements about the gross proceeds of the transaction for the Company, reaching a definitive agreement in the first quarter of 2009, the impact of the sale on our operations, our operating costs, new investment opportunities, communication with workers and local communities and our strategies for achieving our goals generally. Forward-looking statements may be identified by the use of forward-looking terminology such as the words "should," "would," "could," "may," "expect," "believe," and other terms with similar meaning indicating possible future events or potential impact on the business or stockholders of AbitibiBowater.

The reader is cautioned not to place undue reliance on these forward-looking statements, which are not guarantees of future performance. These statements are based on management's current assumptions, beliefs and expectations, all of which involve a number of business risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties include, but are not limited to, the ability to finalize the proposal on terms satisfactory to the Company within the announced time frame, the prices under which the Company would be able to sell the assets, the potential impact of the sale of the Company's interest in the Facility on mill operations, our ability to decrease operating costs and take advantage of new investment opportunities, our ability to continue to keep workers and local communities informed about the sale and industry conditions generally. Additional factors are detailed from time to time in AbitibiBowater's filings with the Securities and Exchange Commission (SEC) and the Canadian securities regulatory authorities, including those factors contained in the Company's Annual Report on Form 10-K/A for the year ended December 31, 2007, filed with the SEC on March 20, 2008, and the Company's Quarterly Report on Form 10-Q for the period ended September 30, 2008, filed with the SEC on November 14, under the caption "Risk Factors" in each respective report. All forward-looking statements in this news release are expressly qualified by information contained in the Company's filings with the SEC and the Canadian securities regulatory authorities. AbitibiBowater disclaims any obligation to update or revise any forward-looking information.